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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. ____)*


                             Cell Therapeutics, Inc.
            ---------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
           -----------------------------------------------------------
                         (Title of Class of Securities)


                                    150934107
           ----------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
           ----------------------------------------------------------
                      (Date of Event Which Requires Filing
                               of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         /X/      Rule 13d-1(b)

         / /      Rule 13d-1(c)

         / /      Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 150934107


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

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSONS: Shaker Investments, L.L.C.                                            |
|     |                                                                                                   |
|     | I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):  34-1970851                          |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                       (a) [   ] |
|     |                                                                                             ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION:                                                             |
|     |                                                                                                   |
|     | Delaware                                                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|            Number of          |     5 |  SOLE VOTING POWER:                                             |
|                               |       |                                                                 |
|             Shares            |       |  1,647,974                                                      |
|                               |-------|-----------------------------------------------------------------|
|          Beneficially         |     6 |  SHARED VOTING POWER:                                           |
|                               |       |                                                                 |
|            Owned by           |       |  None                                                           |
|                               |-------|-----------------------------------------------------------------|
|              Each             |     7 |  SOLE DISPOSITIVE POWER:                                        |
|                               |       |                                                                 |
|            Reporting          |       |  2,114,921                                                      |
|                               |-------|-----------------------------------------------------------------|
|           Person With:        |     8 |  SHARED DISPOSITIVE POWER:                                      |
|                               |       |                                                                 |
|                               |       |  None                                                           |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                                     |
|     |                                                                                                   |
|     |  2,114,921                                                                                        |
|     | --------------------------------------------------------------------------------------------------|
|     |  Pursuant to Section 240.13d-4 of the Act, the filing of this                                     |
|     |  Schedule 13G shall not be construed as an admission that the                                     |
|     |  reporting person is, for purposes of Section 13(d) or 13(g)                                      |
|     |  of the Act, the beneficial owner of any of the securities covered                                |
|     |  by this Schedule 13G.                                                                            |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                                 |
|     |                                                                                             [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                |
|     |                                                                                                   |
|     | 6.2% (See Note 1)                                                                                 |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON:                                                                         |
|     |                                                                                                   |
|     | IA                                                                                                |
-----------------------------------------------------------------------------------------------------------
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*Note 1:  This percentage is based on 34,000,689 shares of Common Stock (no par value) outstanding as of November 5, 2003 as reported in the Form 10-Q of Cell Therapeutics, Inc. for the quarter ended September 30, 2003.

                              (end of cover page)


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
ITEM 1(a)                  NAME OF ISSUER:

                           Cell Therapeutics, Inc.


ITEM 1(b)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           501 Elliott Avenue West, Suite 400
                           Seattle, Washington 98119


ITEM 2(a)                  NAME OF PERSON FILING:

                           Shaker Investments, L.L.C.


ITEM 2(b)                  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

                           One Chagrin Highlands
                           2000 Auburn Drive, Suite 300
                           Cleveland, Ohio  44122


ITEM 2(c)                  CITIZENSHIP:

                           See Item 4 of cover page.


ITEM 2(d)                  TITLE OF CLASS OF SECURITIES:

                           Common Stock, no par value


ITEM 2(e)                  CUSIP NUMBER:

                           150934107


ITEM 3.                    IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS
                           240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER
                           THE PERSON FILING IS A:

          (a)   / /        BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT;

          (b)   / /        BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT;
                           INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF
                           THE ACT;

          (c)   / /        INSURANCE COMPANY REGISTERED UNDER SECTION 8 OF THE
                           INVESTMENT COMPANY ACT OF 1940;

          (d)   / /        INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE
                           INVESTMENT COMPANY ACT OF 1940;

          (e)   /X/        AN INVESTMENT ADVISER IN ACCORDANCE WITH SECTION
                           240.13d-1(b)(1)(ii)(E);

          (f)   / /        AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN
                           ACCORDANCE WITH SECTION 240.13d-1(b)(1)(ii)(F);



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
          (g)   / /        A PARENT HOLDING COMPANY OR CONTROL PERSON IN
                           ACCORDANCE WITH SECTION 240.13d-1(b)(1)(ii)(G);

          (h)   / /        A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(b) OF
                           THE FEDERAL DEPOSIT INSURANCE ACT;

          (i)   / /        A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF
                           AN INVESTMENT COMPANY UNDER SECTION 3(c)(14) OF THE
                           INVESTMENT COMPANY ACT OF 1940;

          (j)   / /        GROUP, IN ACCORDANCE WITH SECTION
                           240.13d-1(b)(1)(ii)(J).

ITEM 4.                    OWNERSHIP.

                           (a) AMOUNT BENEFICIALLY OWNED: See Item 9 of cover page.

                           (b)    PERCENT OF CLASS: See Item 11 of cover page.

                           (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON
                                  HAS:

                               (i)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                       See Item 5 of cover page.

                              (ii)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                                       None.

                             (iii)     SOLE POWER TO DISPOSE OR TO DIRECT THE
                                       DISPOSITION OF:

                                       See Item 7 of cover page.

                              (iv)     SHARED POWER TO DISPOSE OR TO DIRECT THE
                                       DISPOSITION OF:

                                       None.

ITEM 5.                    OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: / /

ITEM 6.                    OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER
                           PERSON.

                           The Reporting Person exercises discretionary authority as an investment adviser on behalf of various clients none of which to the best of the
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
                           knowledge of the Reporting Person holds more than five percent of the class of securities.

ITEM 7.                    IDENTIFICATION  AND  CLASSIFICATION  OF THE SUBSIDIARY
                           WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
                           THE PARENT HOLDING COMPANY.

                           Not Applicable.

ITEM 8.                    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                           Not Applicable.

ITEM 9.                    NOTICE OF DISSOLUTION OF GROUP.

                           Not Applicable.

ITEM 10.                   CERTIFICATION.

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                           SIGNATURE

                           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                         Date:  February 2, 2004

                                         SHAKER INVESTMENTS, L.L.C.

                                         /s/ Edward P. Hemmelgarn
                                         -----------------------------------
                                         Signature
                                         Name:    Edward P. Hemmelgarn
                                         Title:   President, Managing Director